Exhibit 99.1

American Financial Group, Inc. Announces Fourth Quarter and Full Year Results and Declares Special Dividend

•	Net earnings per share of $3.24 in the fourth quarter; full year net earnings per share of $10.53

•	Core net operating earnings per share of $2.99 in the fourth quarter; full year core net operating earnings per share of $11.63

•	Full year 2022 ROE of 19.2%; 2022 core operating ROE of 21.2%

•	Parent company cash and investments of approximately $876 million; excess capital of $1.41 billion at December 31, 2022

•	Full year total capital returned to shareholders of $1.23 billion, includes $1.02 billion ($12.00 per share) in special dividends

•	Special cash dividend of $4.00 per share declared; payable February 28, 2023

•	Full year 2023 core net operating earnings guidance established in the range of $11.00 - $12.00 per share

CINCINNATI – February 1, 2023 – American Financial Group, Inc. (NYSE: AFG) today reported 2022 fourth quarter net earnings of $276 million ($3.24 per share) compared to $355 million ($4.18 per share) in the 2021 fourth quarter. Net earnings for the 2022 fourth quarter included after-tax non-core realized gains on securities of $21 million ($0.25 per share). By comparison, net earnings for the 2021 fourth quarter included $4 million ($0.06 per share) in after-tax non-core realized gains on securities. Net earnings for the full year of 2022 were $10.53 per share, compared to $23.30 per share in 2021. Other details may be found in the table on the following page.

Core net operating earnings were $255 million ($2.99 per share) for the 2022 fourth quarter, compared to $351 million ($4.12 per share) in the 2021 fourth quarter. The year-over-year decrease was due primarily to lower returns in AFG’s alternative investment portfolio, as compared to the very strong performance of this portfolio in the prior year period, and lower year-over-year underwriting profit in the crop operations. Both of these items were partially offset by higher other P&C investment income. Additional details for the 2022 and 2021 fourth quarters may be found in the table below.

	Three Months Ended December 31,
Components of Pretax Core Operating Earnings	2022	2021	2022	2021	2022	2021
In millions, except per share amounts	Before Impact of Alternative Investments		Alternative Investments		Core Net Operating Earnings, as reported
P&C Pretax Core Operating Earnings	$335	$369	$28	$116	$363	$485
Other expenses	(25)	(24)	—	—	(25)	(24)
Holding company interest expense	(20)	(23)	—	—	(20)	(23)

Pretax Core Operating Earnings	290	322	28	116	318	438
Related provision for income taxes	57	63	6	24	63	87

Core Net Operating Earnings	$233	$259	$22	$92	$255	$351

Core Net Operating Earnings Per Share	$2.73	$3.04	$0.26	$1.08	$2.99	$4.12
Weighted Avg Diluted Shares Outstanding	85.3	85.2	85.3	85.2	85.3	85.2

AFG’s book value per share was $47.56 at December 31, 2022. AFG paid cash dividends of $2.63 per share during the fourth quarter, which included a $2.00 per share special dividend paid in November. Return on equity was 19.2% and 37.5% for the full year of 2022 and 2021, respectively. For the three months ended December 31, 2022, AFG’s growth in book value per share plus dividends was 8.7%. For the twelve months ended December 31, 2022, AFG’s book value per share plus dividends increased by 4.8%, reflecting very strong earnings partially offset by the increased unrealized losses on fixed maturities from the impact of rising interest rates and widening credit spreads.

Book value per share, excluding unrealized losses related to fixed maturities, was $53.73 per share at December 31, 2022. For the three months ended December 31, 2022, AFG’s growth in adjusted book value per share plus dividends was 6.3%. For the twelve months ended December 31, 2022, AFG’s growth in adjusted book value per share plus dividends was 18.5%. For the full year, share repurchases totaled $11.3 million. Core operating return on equity was 21.2% and 18.6% for the full year of 2022 and 2021, respectively.

AFG’s net earnings, determined in accordance with U.S. generally accepted accounting principles (GAAP), include certain items that may not be indicative of its ongoing core operations. The table below identifies such items and reconciles net earnings to core net operating earnings, a non-GAAP financial measure. AFG believes that its core net operating earnings provides management, financial analysts, ratings agencies and investors with an understanding of the results from the ongoing operations of the Company by excluding the impact of discontinued operations, net realized gains and losses, and other items that are not necessarily indicative of operating trends. AFG’s management uses core net operating earnings to evaluate financial performance against historical results because it believes this provides a more comparable measure of its continuing business. Core net operating earnings is also used by AFG’s management as a basis for strategic planning and forecasting.

In millions, except per share amounts	Three months ended December 31,		Twelve months ended December 31,
	2022	2021	2022	2021
Components of net earnings:
Core operating earnings before income taxes	$318	$438	$1,248	$1,232
Pretax non-core items:
Realized gains (losses) on securities	27	7	(116)	110
Gain (loss) on retirement of debt	1	—	(9)	—
Other	—	—	—	(7)

Earnings before income taxes	346	445	1,123	1,335
Provision (credit) for income taxes:
Core operating earnings	63	87	255	239
Non-core items	7	3	(30)	15

Total provision for income taxes	70	90	225	254

Net earnings from continuing operations	276	355	898	1,081
Net earnings from discontinued annuity operations	—	—	—	914

Net earnings	$276	$355	$898	$1,995

Net earnings:
Core net operating earnings(a)	$255	$351	$993	$993
Non-core items:
Realized gains (losses) on securities	21	4	(92)	87
Gain (loss) on retirement of debt	—	—	(7)	—
Other	—	—	4	1

Net earnings from continuing operations	276	355	898	1,081
Net earnings from discontinued annuity operations	—	—	—	914

Net earnings	$276	$355	$898	$1,995

Components of earnings per share:
Core net operating earnings(a)	$2.99	$4.12	$11.63	$11.59
Non-core Items:
Realized gains (losses) on securities	0.25	0.06	(1.06)	1.01
Gain (loss) on retirement of debt	—	—	(0.09)	—
Other	—	—	0.05	0.02

Diluted net earnings per share from continuing operations	$3.24	$4.18	$10.53	$12.62
Net earnings from discontinued annuity operations	—	—	—	10.68

Diluted net earnings per share	$3.24	$4.18	$10.53	$23.30

Footnote (a) is contained in the accompanying Notes to Financial Schedules at the end of this release.

The Company also announced today that its Board of Directors declared a special cash dividend of $4.00 per share of American Financial Group common stock. The dividend is payable on February 28, 2023 to shareholders of record on February 15, 2023. The aggregate amount of this special dividend will be approximately $340 million. This special dividend is in addition to the Company’s regular quarterly cash dividend of $0.63 per share most recently paid on January 25, 2023.

Carl H. Lindner III and S. Craig Lindner, AFG’s Co-Chief Executive Officers, issued this statement: “Full year core net operating earnings were $11.63 per share, the highest ever achieved for AFG. We are very pleased with our strong performance for the 2022 fourth quarter and full year. In addition to producing an annual core operating return on equity of 21%, net written premiums grew by 11% during the year. Our talented insurance and investment professionals have executed well in a dynamic insurance industry and uncertain economic environment, positioning us well as we begin 2023.

“AFG had approximately $1.41 billion of excess capital (including parent company cash and investments of approximately $876 million) at December 31, 2022. Returning capital to shareholders in the form of regular and special cash dividends and through opportunistic share repurchases is an important and effective component of our capital management strategy. In addition, our excess capital will be deployed into AFG’s core businesses as we identify potential for healthy, profitable organic growth, and opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds. Over the past year, we increased our quarterly dividend by 12.5% and paid special dividends of $12.00 per share. Total growth in adjusted book value plus dividends was a very strong 18.5%. We are very proud of our track record of creating long-term value for our shareholders.”

Craig and Carl Lindner continued, “We have established our initial guidance for AFG’s 2023 core net operating earnings in the range of $11.00 to $12.00 per share, which would produce a core return on equity of over 20% at the midpoint. Our guidance assumes a return of approximately 7% on alternative investments, compared to 13.2% earned on these investments in 2022, and an average crop year.”

AFG’s core earnings per share guidance excludes non-core items such as realized gains and losses and other significant items that are not able to be estimated with reasonable precision, or that may not be indicative of ongoing operations.

Specialty Property and Casualty Insurance Operations

The Specialty P&C insurance operations generated underwriting profit of $217 million for the 2022 fourth quarter compared to $281 million in the fourth quarter of 2021. Lower year-over-year underwriting profit in our Property and Transportation and Specialty Casualty Groups was partially offset by higher underwriting profit in our Specialty Financial Group.

The fourth quarter 2022 combined ratio was a very strong 86.6%, 5.9 points higher than the exceptionally strong 80.7% reported in the prior year, and includes a modest 0.9 points related to catastrophe losses, despite elevated industry catastrophe losses during the quarter. By comparison, catastrophe losses in the 2021 fourth quarter added 1.8 points to the combined ratio. Fourth quarter 2022 results included 3.6 points of favorable prior year reserve development, compared to 5.0 points in the fourth quarter of 2021.

Fourth quarter 2022 gross and net written premiums were up 6% and 5%, respectively, when compared to the same period in 2021. Year-over-year growth was reported within each of the Specialty P&C groups as a result of a combination of new business opportunities, increased exposures and a good renewal rate environment.

Average renewal pricing across our P&C Group, excluding workers’ compensation, was up approximately 6% for the quarter, and up approximately 5% overall, in line with renewal rate increases reported in the prior quarter. We are continuing to achieve renewal rate increases where we need them to achieve targeted returns, and we are achieving or exceeding targeted returns in nearly all of our Specialty P&C businesses. Gross and net written premiums increased 14% and 11%, respectively, for the full year in 2022 and established new records for premium production for AFG.

The Property and Transportation Group reported an underwriting profit of $68 million in the fourth quarter of 2022, compared to $116 million in the comparable prior year period. The lower underwriting profit was primarily the result of average underwriting profitability in our crop insurance operations when compared to the exceptionally strong results reported in 2021. Excluding crop, the fourth quarter calendar year combined ratio in this group improved 2.8 points year-over-year, reflecting improved underwriting results in the majority of the businesses in this group. Catastrophe losses in this group, net of reinsurance and inclusive of reinstatement premiums, were $7 million in the fourth quarter of 2022, compared to $15 million in the comparable 2021 period, and were primarily attributable to Winter Storm Elliott. The businesses in the Property and Transportation Group achieved a 90.0% calendar year combined ratio overall in the fourth quarter, 9.5 points higher than the excellent 80.5% achieved in the comparable period in 2021.

Fourth quarter 2022 gross and net written premiums in this group were up 8% and 1%, respectively, when compared to the 2021 fourth quarter, primarily due to higher winter wheat commodity prices and new business opportunities attributed to crop products with higher cessions. Overall renewal rates in this group increased 7% on average for the fourth quarter of 2022, accelerating from the 5% rate increase reported in the prior quarter. Pricing for the full year for this group was up 6% overall.

The Specialty Casualty Group reported an underwriting profit of $128 million in the 2022 fourth quarter compared to $140 million in the comparable 2021 period. Higher year-over-year underwriting profits in our excess and surplus lines and excess liability businesses were more than offset by lower underwriting profitability in our workers’ compensation businesses, though underwriting profitability in our workers’ compensation businesses overall continues to be excellent. Catastrophe losses for this group, net of reinsurance and inclusive of reinstatement premiums, were $7 million and $3 million in the fourth quarters of 2022 and 2021, respectively. The businesses in the Specialty Casualty Group achieved an outstanding 81.3% calendar year combined ratio overall in the fourth quarter, 3.3 points higher than the exceptionally strong 78.0% reported in the comparable period in 2021.

Fourth quarter 2022 gross and net written premiums both increased 4% when compared to the same prior year period, with the vast majority of businesses in this group reporting growth during the quarter. New accounts and strong account retention in our social services business, increased exposures from payroll growth and new business in our workers’ compensation businesses, and additional business opportunities in our E&S operations contributed to the higher year-over-year premiums. This growth was partially offset by lower premiums in our mergers & acquisitions liability and executive liability businesses. The majority of the businesses in this group achieved strong renewal pricing during the fourth quarter. Excluding workers’ compensation, renewal pricing for this group was up 6% in the fourth quarter and was up 4% overall, with both measures down about 1% from the renewal pricing in the previous quarter. Pricing for this group for the full year, excluding workers’ comp, was up 7%, and up 5% overall.

The Specialty Financial Group reported an underwriting profit of $33 million in the fourth quarter of 2022, compared to $24 million in the fourth quarter of 2021, primarily as a result of the favorable impact on underwriting results from lower than previously estimated reinstatement premiums related to Hurricane Ian. Catastrophe losses for this group, net of reinsurance and inclusive of adjusted reinstatement premiums from Hurricane Ian, were a favorable impact of $3 million in the fourth quarter of 2022, compared to losses of $6 million in the prior year quarter. This group continued to achieve excellent underwriting margins and reported an 83.1% combined ratio for the fourth quarter of 2022, an improvement of 2.4 points over the prior year period.

Gross and net written premiums increased by 12% and 15%, respectively, in the 2022 fourth quarter when compared to the same 2021 period due primarily to the growth in our financial institutions and commercial equipment leasing business. In addition, lower than previously estimated reinstatement premiums from Hurricane Ian contributed to higher year-over-year net written premiums. Renewal pricing in this group was up 4% in the fourth quarter, consistent with rate increases in the previous quarter. Renewal pricing in this group was up 5% for the full year of 2022.

Carl Lindner III stated, “Our specialty P&C businesses closed out 2022 on a strong note, producing record full year underwriting profit and record full year pretax P&C core operating earnings. I’m especially pleased that each of our Specialty P&C sub-segments produced combined ratios of 90% or better for the fourth quarter, despite elevated industry catastrophe losses. We set new records for premium production in 2022 and are meeting or exceeding targeted returns in nearly all of our businesses.”

Mr. Lindner added, “Looking toward 2023, we expect an overall calendar year combined ratio in the range of 86% to 88%, and net written premiums to be up 3% to 5% when compared to the $6.2 billion reported in 2022.”

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules and in our Quarterly Investor Supplement, which is posted on our website.

Net Investment Income – For the quarter ended December 31, 2022, property and casualty net investment income was approximately 19% lower than the comparable 2021 period. The annualized return on alternative investments was approximately 5.3% for the 2022 fourth quarter compared to the exceptional 26.3% for the prior year quarter. Earnings from alternative investments may vary from quarter to quarter based on the reported results of the underlying investments, and generally are reported on a quarter lag. The average annual return on alternative investments over the five calendar years ended December 31, 2022, was approximately 14%.

Excluding the impact of alternative investments, net investment income in our property and casualty insurance operations for the three months ended December 31, 2022, increased 64% year-over-year as a result of the impact of rising interest rates, enhanced by the strategic positioning of our portfolio coming into 2022 (duration of cash and fixed maturity investments of approximately 2 years) and higher balances of invested assets.

For the twelve months ended December 31, 2022, P&C net investment income was approximately 3% higher than the comparable 2021 period. The return on alternative investments was 13.2% for 2022 compared to the exceptionally strong 25.3% earned on P&C alternative investments in 2021. Excluding alternative investments, net investment income in our property and casualty insurance operations for 2022 increased 29% year-over-year as a result of the impact of rising interest rates and higher balances of invested assets. Our guidance for 2023 assumes a return of approximately 7% on alternative investments.

Non-Core Net Realized Gains – AFG recorded fourth quarter 2022 net realized gains on securities of $21 million ($0.25 per share) after tax, which included $17 million ($0.19 per share) in after-tax net gains to adjust equity securities that the Company continued to own at December 31, 2022, to fair value. By comparison, AFG recorded fourth quarter 2021 net realized gains on securities of $4 million ($0.06 per share) after tax.

After-tax unrealized losses related to fixed maturities were $526 million at December 31, 2022. Our portfolio continues to be high quality, with 92% of our fixed maturity portfolio rated investment grade and 97% of our P&C fixed maturity portfolio with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including, but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; changes in insurance law or regulation, including changes in statutory accounting rules, including modifications to capital requirements; changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from pandemics, civil unrest and other major losses; disruption caused by cyber-attacks or other technology breaches or failures by AFG or its business partners and service providers, which could negatively impact AFG’s business and/or expose AFG to litigation; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; competitive pressures; the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to AFG’s operating subsidiaries; the impact of the conditions in the international financial markets and the global economy relating to AFG’s international operations; effects on AFG’s reputation, including as a result of environmental, social and governance matters; and other factors identified in AFG’s filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2022 fourth quarter and full year results at 11:30 a.m. (ET) tomorrow, Thursday, February 2, 2023. There are two ways to access the call.

Participants should register for the call here now, or any time up to and during the time of the call, and will immediately receive the dial-in number and a unique pin to access the call. While you may register at any time up to and during the time of the call, you are encouraged to join the call 10 minutes prior to the start of the event.

The conference call and accompanying webcast slides will also be broadcast live over the internet. To access the event, click the following link: https://www.afginc.com/news-and-events/event-calendar. Alternatively, you can choose Events from the Investor Relations page at www.AFGinc.com.

A replay of the webcast will be available via the same link on our website approximately two hours after the completion of the call.

Contact:

Diane P. Weidner, IRC

Vice President - Investor & Media Relations

513-369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG2023-04

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS

(In Millions, Except Per Share Data)

	Three months ended December 31,		Twelve months ended December 31,
	2022	2021	2022	2021
Revenues
P&C insurance net earned premiums	$1,623	$1,452	$6,085	$5,404
Net investment income	168	209	717	730
Realized gains (losses) on:
Securities	27	7	(116)	110
Subsidiaries	—	—	—	4
Income of managed investment entities:
Investment income	93	46	268	181
Gain (loss) on change in fair value of assets/liabilities	(6)	1	(31)	10
Other income	24	43	117	113

Total revenues	1,929	1,758	7,040	6,552
Costs and expenses
P&C insurance losses & expenses	1,413	1,182	5,347	4,704
Interest charges on borrowed money	20	23	85	94
Expenses of managed investment entities	82	40	230	155
Other expenses	68	68	255	264

Total costs and expenses	1,583	1,313	5,917	5,217

Earnings from continuing operations before income taxes	346	445	1,123	1,335
Provision for income taxes	70	90	225	254

Net earnings from continuing operations	276	355	898	1,081
Net earnings from discontinued operations	—	—	—	914

Net earnings	$276	$355	$898	$1,995

Earnings per diluted common share:
Continuing operations	$3.24	$4.18	$10.53	$12.62
Discontinued annuity operations	—	—	—	10.68

Diluted earnings	$3.24	$4.18	$10.53	$23.30

Average number of diluted shares	85.3	85.2	85.3	85.6

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

Selected Balance Sheet Data:	December 31, 2022	December 31, 2021
Total cash and investments	$14,512	$15,745
Long-term debt	$1,496	$1,964
Shareholders’ equity(b)	$4,052	$5,012
Shareholders’ equity (excluding unrealized gains/losses related to fixed maturities)(b)	$4,578	$4,876
Book value per share	$47.56	$59.02
Book value per share (excluding unrealized gains/losses related to fixed maturities)	$53.73	$57.42
Common Shares Outstanding	85.2	84.9

Footnote (b) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended December 31,		Pct. Change	Twelve months ended December 31,		Pct. Change
	2022	2021		2022	2021
Gross written premiums	$1,845	$1,737	6%	$9,057	$7,946	14%

Net written premiums	$1,338	$1,270	5%	$6,206	$5,573	11%

Ratios (GAAP):
Loss & LAE ratio	60.8%	56.5%		59.6%	58.4%
Underwriting expense ratio	25.8%	24.2%		27.6%	28.0%

Specialty Combined Ratio	86.6%	80.7%		87.2%	86.4%

Combined Ratio – P&C Segment	86.5%	80.8%		87.3%	86.5%

Supplemental Information:(c)
Gross Written Premiums:
Property & Transportation	$601	$558	8%	$4,060	$3,263	24%
Specialty Casualty	1,007	968	4%	4,115	3,890	6%
Specialty Financial	237	211	12%	882	793	11%

	$1,845	$1,737	6%	$9,057	$7,946	14%

Net Written Premiums:
Property & Transportation	$423	$417	1%	$2,515	$2,157	17%
Specialty Casualty	655	628	4%	2,728	2,540	7%
Specialty Financial	199	173	15%	711	658	8%
Other	61	52	17%	252	218	16%

	$1,338	$1,270	5%	$6,206	$5,573	11%

Combined Ratio (GAAP):
Property & Transportation	90.0%	80.5%		91.7%	87.1%
Specialty Casualty	81.3%	78.0%		81.2%	84.3%
Specialty Financial	83.1%	85.5%		83.7%	85.1%
Aggregate Specialty Group	86.6%	80.7%		87.2%	86.4%

	Three months ended December 31,		Twelve months ended December 31,
	2022	2021	2022	2021
Reserve Development (Favorable)/Adverse:
Property & Transportation	$(13)	$(2)	$(92)	$(103)
Specialty Casualty	(50)	(55)	(190)	(140)
Specialty Financial	(8)	(13)	(47)	(51)
Other Specialty	13	(3)	40	11

Specialty Group	(58)	(73)	(289)	(283)
Other	(1)	2	4	4

Total Reserve Development	$(59)	$(71)	$(285)	$(279)

Points on Combined Ratio:
Property & Transportation	(1.8)	(0.4)	(3.7)	(4.8)
Specialty Casualty	(7.3)	(8.5)	(7.2)	(5.8)
Specialty Financial	(4.1)	(8.2)	(6.8)	(8.0)
Aggregate Specialty Group	(3.6)	(5.0)	(4.7)	(5.2)
Total P&C Segment	(3.6)	(4.9)	(4.7)	(5.2)

Footnote (c) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (in millions):

	Three months ended December 31,		Twelve months ended December 31,
	2022	2021	2022	2021
Core Operating Earnings before Income Taxes:
P&C insurance segment	$363	$485	$1,419	$1,390
Real estate entities and other acquired from Annuity operations*	—	—	—	50
Interest and other corporate expenses	(45)	(47)	(171)	(208)

Core operating earnings before income taxes	318	438	1,248	1,232
Related income taxes	63	87	255	239

Core net operating earnings	$255	$351	$993	$993

*	Income from real estate entities acquired from AFG’s Annuity operations through May 31, 2021 (the effective date of the sale of the Annuity business).

b)

Shareholders’ Equity at December 31, 2022 includes $526 million ($6.17 per share) in unrealized after-tax losses related to fixed maturities compared to $136 million ($1.60 per share) in unrealized after-tax gains related to fixed maturities at December 31, 2021.

c)	Supplemental Notes:

•

Property & Transportation includes primarily physical damage and liability coverage for buses and trucks and other specialty transportation niches, inland and ocean marine, agricultural-related products, and other commercial property coverages.

•

Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•

Specialty Financial includes risk management insurance programs for lending and leasing institutions (including equipment leasing and collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.